Exhibit 5.B

NAMES AND ADDRESSES OF

THE UNDERWRITERS OF THE BONDS

Citigroup Global Markets Limited Citigroup Centre Canada Square Canary Wharf London E14 5LB Attn: Tom Pauk

Merrill Lynch International Merrill Lynch Financial Centre 2 King Edward Street London EC1A 1HQ Attn: Alison Bennett

Deutsche Bank AG London Winchester House 1 Great Winchester Street London EC2N 2DB Attn: Esther Flaxman

Daiwa Securities SMBC Europe Limited 5 King William Street London EC4N 7AX Attn: June Tuppen

Mizuho International plc Bracken House One Friday Street London EC4M 9JA Attn: Dawn Ward

Morgan Stanley & Co. International Limited 20 Cabot Square Canary Wharf London E14 4QW Attn: Adam Smith

Nomura International plc Nomura House 1 St Martin’s-le-Grand London EC1A 4NP Attn: Keryn Bartlam

Tokyo-Mitsubishi International plc 6 Broadgate London EC2M 2AA Attn: Jahan Buhari